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                                                                    EXHIBIT 3.1a

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      SEQUOIA MORTGAGE FUNDING CORPORATION

        Sequoia Mortgage Funding Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        FIRST: The name of the Corporation is Sequoia Mortgage Funding Corporation and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 31, 1997.

        SECOND: On June 30, 1997, a resolution amending and restating the Certificate of Incorporation of the Corporation, to read in its entirety as set forth in Exhibit A attached hereto, was duly adopted by written consent of the sole stockholder of the Corporation, all in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, Sequoia Mortgage Funding Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by its President, Douglas B. Hansen, who hereby acknowledges that the facts herein stated are true and that this Certificate is his act and deed, and attested by Frederick H. Borden, its Secretary, this 30th day of June, 1997.

                                               SEQUOIA MORTGAGE FUNDING
                                               CORPORATION

                                               By  /s/  Douglas B. Hansen
                                                   ----------------------------
                                                   Douglas B. Hansen, President

ATTEST:

/s/ Frederick H. Borden
--------------------------------
Frederick H. Borden, Secretary

[SEAL]

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                                    EXHIBIT A

        FIRST: Name. The name of the corporation (the "Corporation") is Sequoia Mortgage Funding Corporation.

        SECOND: Delaware Office and Registered Agent. The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: Purpose. The nature of the business to be conducted is limited solely to the following, to be conducted directly by the Corporation or through one or more subsidiaries:

        (a) to acquire mortgage loans and participations therein and mortgage securities ("mortgage assets") from time to time by contribution or purchase for the purpose of effecting the securitization thereof, either directly or through other entities, and whether such securitization involves the issuance of securities ("Securities") backed by or evidencing an interest in, such mortgage assets;

        (b) to enter into agreements for the servicing and administration of mortgage assets;

        (c) to hold, sell, transfer, pledge or otherwise dispose of interests in mortgage assets and the proceeds thereof from time to time;

        (d) to issue debt secured by mortgage assets;

        (e) to hold, pledge or otherwise deal with Securities and to loan or invest or otherwise apply proceeds from mortgage assets, funds received in respect of Securities and any other income as determined by the board of directors of the Corporation; and

        (f) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware, provided that they are incident to the foregoing and necessary or convenient to accomplish the foregoing.

        FOURTH: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of one class and designated Common Stock, and having a par value of One Cent ($0.01) per share.

        FIFTH: Incorporator. The name and mailing address of the incorporator is as follows: Phillip R. Pollock, Esq., c/o Tobin & Tobin, One Montgomery Street, 15th Floor, San Francisco, California 94104.

        SIXTH: Indemnification. The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (the


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"Delaware General Corporation Law"), indemnify all persons whom it may indemnify pursuant thereto.

        SEVENTH: Special Provisions. The following provisions are for the management of the business and for the conduct of the affairs of the Corporation and for the further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (a) Subject to the remainder of this subparagraph (a), the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. At all times, there shall be not fewer than two (2) Independent Directors on the board of directors of the Corporation. For purposes of this Certificate of Incorporation, "Independent Director" shall mean an individual who is not (and is not an associate of) any direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, customer, advisor or supplier of Redwood Trust, Inc., a Maryland corporation ("RWT"), or any affiliate or subsidiary of RWT or of any charitable organization to which RWT or any of its affiliates or subsidiaries make charitable contributions (RWT and each such affiliate, subsidiary or charitable organization is herein referred to as an "RWT Person"); "associate" shall mean, when used to indicate a relationship with any person (a) any corporation or organization of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such person serves as trustee or in a similar capacity, and
               (c) any relative or spouse of such person, or any relative of such spouse, who resides at the same address as such person, but such term excludes the Corporation and any subsidiary of the Corporation; "affiliate" of an entity shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control with such entity, but such term excludes the Corporation and any subsidiary of the Corporation; "person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and "subsidiary" shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly, through one or more other subsidiaries, by RWT, but excluding the Corporation and any subsidiary of the Corporation.

        (b) The directors of the Corporation may from time to time adopt, amend or repeal any of the Bylaws of the Corporation, including Bylaws adopted by the stockholders, but stockholders may from time to time specify provisions of the Bylaws that may not be amended or repealed by the directors.

        (c) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws provide.


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        (d)    Notwithstanding any other provision of this Certificate of
               Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the prior approval of the board of directors of the Corporation, which approval shall include the affirmative vote of all of the directors of the Corporation (including each Independent Director), do any of the following:

               (1) amend or change this Certificate of Incorporation (including adoption of any new provisions or the repeal of any existing provisions hereto);

               (2)    enter into any transaction with any RWT Person;

               (3) dissolve, liquidate, consolidate, merge or sell all or substantially all of the Corporation's assets unless (A) the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation, is organized and existing under the laws of the State of Delaware, expressly assumes the due and punctual payment of, and all obligations of the Corporation, and has a Certificate of Incorporation containing provisions identical to the provisions of Articles THIRD, SEVENTH and NINTH of this Certificate of Incorporation, (B) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness and (C) the Corporation receives written confirmation from each rating agency then rating any outstanding Securities that such merger or consolidation will not result in the downgrade or withdrawal of the rating then assigned to any Securities then rated by such rating agency;

               (4) commence a voluntary case or other proceeding with respect to the Corporation under any applicable bankruptcy, insolvency, reorganization, debt, arrangement, dissolution, or other similar law, or permit or arrange for the appointment of, or the taking of possession of any of the Corporation's property by, a receiver, liquidator, assignee, trustee, custodian or other similar official;

               (5) approve a reduction in, or transfer to surplus of, any of the capital of the Corporation pursuant to Section 244 of the Delaware General Corporation Law; or

               (6) issue, assume or guarantee any debt securities or undertake any direct or indirect debt obligations of any kind; provided, however, that the Corporation shall not issue, assume or guarantee any debt or other liability (regardless of unanimous board of directors approval) unless such debt or other liability will not result in the downgrade or withdrawal of the rating then assigned to any outstanding Securities then rated by any rating agency.


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        (e)    In approving any of the actions in clauses (3), (4) or (6) or clause (1) (to the extent the proposed action would affect such clause (3), (4) or (6)) of subparagraph (d) above, the directors of the Corporation shall, to the extent permitted by applicable law, take into account the interests of the secured creditors of the Corporation.

        (f) An Independent Director of the Corporation shall not act as a trustee in bankruptcy for any RWT Person.

        (g) If an Independent Director resigns or otherwise ceases to be a director of the Corporation, a replacement Independent Director of the Corporation shall be selected pursuant to the provisions of the Bylaws of the Corporation.

        (h) Notwithstanding any provision set forth herein or in the Bylaws of the Corporation which may be to the contrary, the board of directors of the Corporation shall not vote at a meeting or by unanimous consent without a meeting pursuant to Section 141 of the Delaware General Corporation Law with respect to any of the actions set forth in any of clauses (1) through (6) inclusive of subparagraph (d) of this paragraph, or subparagraph (f) of this paragraph unless, at the time of such vote, at least one Independent Director is serving as a member of said board of directors.

        (i) The following provisions shall be applicable to the Corporation's conduct of business:

               (1) the Corporation's assets shall not be commingled with those of any other entity, including any corporate parent or other affiliate of the Corporation, provided that such restriction shall not preclude the Corporation from repaying indebtedness or making distributions to any stockholder of the Corporation, so long as all such transactions are properly reflected on the books and records of the Corporation;

               (2) the Corporation shall pay from its own funds all obligations and indebtedness incurred by it, provided that the organizational expenses of the Corporation may be initially paid by affiliates of the Corporation so long as they are promptly reimbursed by the Corporation;

               (3) if the Corporation maintains offices in the office of any affiliate of the Corporation, the Corporation shall pay fair market rent for any such office space of such affiliate;

               (4) the Corporation shall conduct its own business in its own name;

               (5) the Corporation shall maintain separate bank accounts, books, records and financial statements;


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               (6)    the Corporation shall maintain its books, records,
                      resolutions and agreements as official records;

               (7) the Corporation shall maintain adequate capital in light of its contemplated business operations;

               (8) the Corporation shall observe all corporate and other organizational formalities;

               (9) the Corporation shall maintain an arm's-length relationship with affiliates;

               (10) the Corporation shall not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others except as may be required in connection with conducting its business in accordance with Article THIRD;

               (11) the Corporation shall not acquire obligations or securities of affiliates except in connection with conducting its business in accordance with Article THIRD;

               (12) the Corporation shall not make any loans to any other person or entity except in connection with conducting its business in accordance with Article THIRD;

               (13) the Corporation shall use separate stationery, invoices and checks;

               (14) the Corporation shall not pledge its assets to secure the obligations of any other entity;

               (15) the Corporation shall hold itself out as a separate entity, and not fail to correct any known misunderstanding regarding its separate identity; and

               (16) the Corporation shall not identify itself or any of its affiliates as a division or part of the other.

        (j) In addition to the powers and authorities hereinabove or by law expressly conferred upon them, the directors of the Corporation are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the Delaware General Corporation Law, of this Certificate of Incorporation and of the Bylaws of the Corporation; provided, however, that no Bylaw, whether adopted by the stockholders or by the directors of the Corporation, shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.


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        EIGHTH: Personal Liability of Directors. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

        (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders,

        (b) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law,

        (c)    under Section 174 of the Delaware General Corporation Law, or

        (d) for any transaction from which the director derived an improper personal benefit.

        NINTH: Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, subject to the restrictions contained in subparagraphs (d) and (e) of paragraph SEVENTH hereof, and all rights and powers conferred hereby on stockholders, directors and officers of the Corporation are subject to this reservation; provided, however, that no amendment to Articles THIRD, SEVENTH and NINTH shall be effective without the Corporation having received confirmation from each rating agency rating any outstanding Securities that such amendment will not result in the termination or lowering of the rating of such Securities.


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